Exhibit 99.1

Spirit Of Texas Bancshares, Inc. Reports Fourth Quarter 2019 Financial Results

Organic loan growth of $35.9 million for the quarter

CONROE, Texas, Jan. 29, 2020 /PRNewswire/ — Spirit of Texas Bancshares, Inc. (NASDAQ: STXB) (“Spirit” or the “Company”), reported net income of $6.2 million in the fourth quarter of 2019 representing diluted earnings per share of $0.35. Net income and diluted earnings per share increased over the same period in the prior year by 148% and 59%, respectively.

Fourth Quarter 2019 Financial and Operational Highlights

•

Successfully completed the acquisition of Chandler Bancorp, Inc. and its subsidiary, Citizens State Bank, (together, “Citizens”) on November 5, 2019. The acquisition added approximately $321 million of total assets and seven full-service branches serving the East Texas region.

•	Strong organic loan growth of $35.9 million for the three months ended December 31, 2019, or 9.6% annualized.

•	Return on average assets was 1.11% annualized, which was unchanged from prior quarter and a 33 basis point increase from the fourth quarter of 2018.

•	At December 31, 2019, book value per share was $18.93 and tangible book value per share(1) was $14.56.

•	At December 31, 2019, total stockholders’ equity to total assets was 14.50% and tangible stockholders’ equity to tangible assets(1) was 11.54%.

•

Diluted earnings per share were $0.35 for the fourth quarter of 2019, compared to $0.22 for the fourth quarter of 2018. Adjusted diluted earnings per share(1) were $0.28 for the fourth quarter of 2019. The pre-tax, non-GAAP adjustments for the fourth quarter of 2019 consisted of a $2.4 million gain on the sale of investment securities and $821 thousand in merger related expenses.

•

Entered into a Branch Purchase and Assumption Agreement with Simmons Bank to purchase four branch offices and one mortgage loan office located in Austin, San Antonio and Tilden, Texas. The branch acquisition which will include related loan and deposit accounts is expected to close during the first quarter of 2020.

Dean Bass, Spirit’s Chairman and Chief Executive Officer, stated, “Our fourth quarter results continue to support and validate our acquisition and market diversification strategy across Texas. Since our IPO nearly two years ago, we will have expanded the Spirit’s presence from 15 locations to 41 locations after we close the Simmons branch acquisition this quarter. We continue to believe we are well positioned to take advantage of more opportunities in our markets, while providing the highest quality of service to our vibrant and growing customer base.”

Loan Portfolio and Composition

During the fourth quarter of 2019, gross loans grew to $1.77 billion as of December 31, 2019, an increase of 18.8% from $1.49 billion as of September 30, 2019, and an increase of 60.2% from $1.10 billion as of December 31, 2018. Loan growth during the fourth quarter of 2019 was primarily driven by the Citizens acquisition which added $247.3 million in loans to the acquired loan portfolio. During the third and fourth quarter of 2019, the Company executed strategic banker lift-outs that significantly contributed to the strong organic loan growth during the fourth quarter of $35.9 million. We expect these professionals will generate and maintain meaningful portfolios, while also continuing our focus on increasing core deposits to fund loan growth. We intend to continue to seek out talented bankers that are a good cultural fit and have long standing business relationships in our markets to continue to drive organic loan growth.

Additionally, with the Simmons branch acquisitions, we will expand our presence into the dynamic Austin market and strengthen our presence in the San Antonio-New Braunfels market. The acquisition will provide a strong loan portfolio and deposit base and will complement our franchise. Completion of this transaction, which is expected in the first quarter of 2020, will allow us to expand our footprint to serve all major Texas metropolitan areas.

Asset Quality

Asset quality continued to remain strong in the fourth quarter of 2019. The provision for loan losses recorded for the fourth quarter of 2019 was $775 thousand which served to increase the allowance to $6.7 million, or 0.38% of the $1.77 billion in loans outstanding as of December 31, 2019. The coverage ratio on the organic portfolio was 0.57% of the $1.18 billion in organic loans outstanding as of December 31, 2019. The nonperforming loans to loans held for investment ratio as of December 31, 2019 decreased to 0.37% from 0.61% as of September 30, 2019, and 0.46% at December 31, 2018. Annualized net charge-offs were 14 basis points for the fourth quarter of 2019, compared to 22 basis points for the fourth quarter of 2018.

Deposits and Borrowings

Deposits totaled $1.93 billion as of December 31, 2019, an increase of 21.6% from $1.59 billion as of September 30, 2019, and an increase of 63.0% from $1.18 billion as of December 31, 2018. Noninterest-bearing demand deposits increased $78.6 million, or 21.5%, from September 30, 2019, and increased $188.0 million, or 73.2% from December 31, 2018. Noninterest-bearing demand deposits represented 23.1% of total deposits as of December 31, 2019, which was unchanged from September 30, 2019, and 21.7% of total deposits as of December 30, 2018. The average cost of deposits was 0.98% for the fourth quarter of 2019, representing a five basis point decrease from the third quarter of 2019 and a four basis point decrease from the fourth quarter of 2018.

Net Interest Margin and Net Interest Income

The net interest margin for the fourth quarter of 2019 was 4.39%, a decrease of 20 basis points from the third quarter of 2019 and from the fourth quarter of 2018. The tax equivalent net interest margin(1) for the fourth quarter of 2019 was 4.41%, a decrease of 22 basis points from the third quarter of 2019 and a decrease of 21 basis points from the fourth quarter of 2018. The decline from the third quarter of 2019 is primarily due to rate resets on interest-earning assets as a result of decreases in interest rates set by the Federal Open Market Committee during the third quarter of 2019.

Net interest income totaled $22.2 million for the fourth quarter of 2019, an increase of 60.3% from $13.9 million for the fourth quarter of 2018. Interest income totaled $27.1 million for the fourth quarter of 2019, an increase of 60.0% from $16.9 million in the same period in 2018. Interest and fees on loans increased by $9.3 million, or 59.1%, from the fourth quarter of 2018 due to organic and acquired growth in the loan portfolio. Interest expense was $4.9 million for the fourth quarter of 2019, an increase of 58.5% from $3.1 million for the same period in 2018. The increase from the fourth quarter of 2018 was primarily due to growth in the deposit base from acquisitions partially offset by a decrease in the rate paid on interest-bearing liabilities of six basis points.

Noninterest Income and Noninterest Expense

Noninterest income totaled $5.1 million for the fourth quarter of 2019, compared to $3.0 million for the fourth quarter of 2018. The primary components of noninterest income for the fourth quarter of 2019 were gain on sales of securities of $2.4 million, gain on sales of loans of $675 thousand, and net and service charges and fees of $1.1 million. Noninterest expense totaled $18.7 million in the fourth quarter of 2019, an increase of 37.5% from $13.6 million in the same period of the prior year. This increase was primarily driven by increased salaries and employee benefits resulting from the Citizen’s acquisition as well as an investment in strategic banker lift-outs and the amortization of core deposit intangibles related to the acquisitions of The Comanche National Bank, The First National Bank of Beeville, and Citizens.

The efficiency ratio was 68.40% in the fourth quarter of 2019, compared to 80.36% in the fourth quarter of 2018.

(1)

Adjusted Basic and Diluted Earnings Per Share, Tax Equivalent Net Interest Margin, Tangible Book Value Per Share, and Tangible Stockholders’ Equity to Tangible Assets Ratio are all non-GAAP measures. Spirit believes that for Adjusted Basic and Diluted Earnings Per Share, the adjustments made to net income allow investors and analysts to better assess its basic and diluted earnings per common share by removing the volatility that is associated with merger-related expenses and gain on sale of investment securities that are unrelated to its core business. In Spirit’s judgment, regarding Tax Equivalent Net Interest Margin, the fully tax equivalent basis is the preferred industry measurement basis for net interest margin and that it enhances comparability of net interest income arising from taxable and tax-exempt sources. Regarding Tangible Book Value Per Share and Tangible Stockholders’ Equity To Tangible Assets, Spirit believes that that these measures are important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing its tangible book value. The non-GAAP financial measures that we discuss in this news release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that it discusses in this news release may differ from that of other banking organizations reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Spirit has discussed in this news release when comparing such non-GAAP financial measures. Please see a reconciliation to the nearest respective GAAP measures at the end of this news release.

Conference Call

Spirit of Texas Bancshares has scheduled a conference call to discuss its fourth quarter 2019 results, which will be broadcast live over the Internet, on Thursday, January 30, 2020 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 201-389-0867 and ask for the Spirit of Texas call at least 10 minutes prior to the start time, or access it live over the Internet at http://ir.sotb.com/events-presentations. For those who cannot listen to the live call, a replay will be available through February 6, 2020 and may be accessed by dialing 201-612-7415 and using pass code 13698207#. Also, an archive of the webcast will be available shortly after the call at http://ir.sotb.com/events-presentations for 90 days.

About Spirit of Texas Bancshares, Inc.

Spirit, through its wholly-owned subsidiary, Spirit of Texas Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Spirit of Texas Bank has 36 locations in the Houston, Dallas/Fort Worth, Bryan/College Station, San Antonio-New Braunfels, Corpus Christi and Tyler metropolitan areas, along with offices in North Central Texas. Please visit https://www.sotb.com for more information.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended. Any statements about our expectations, beliefs, plans, predictions, protections, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Forward-looking statements are typically, but not exclusively, identified by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will, “should,” “seeks,” “likely,” “intends” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: risks relating to the possibility that the expected benefits and synergies and our projections related to the Citizens acquisition and the Simmons branch acquisitions may not materialize as expected; that prior to the completion of the pending Simmons branch acquisition, the target branches could experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; difficulty retaining key employees; business and economic conditions generally and in the bank and non-bank financial services industries, nationally and within our local market areas; our ability to mitigate our risk exposures; our ability to maintain our historical earnings trends; risks related to the integration of acquired businesses and any future acquisitions; our ability to successfully identify and address the risks associated with our recent, pending and possible future acquisitions; changes in management personnel; interest rate risk; credit risk associated with our loan portfolio; deteriorating asset quality and higher loan charge-offs; time and effort necessary to resolve nonperforming assets; inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates and projections; lack of liquidity; fluctuations in the fair value and liquidity of the securities we hold for sale; impairment of investment securities, goodwill, other intangible assets or deferred tax assets; our risk management strategies; increased competition in the bank and non-bank financial services industries, nationally, regionally or locally, which may adversely affect pricing and terms; the accuracy of our financial statements and related disclosures and those of companies we acquire; material weaknesses in our internal control over financial reporting; system failures or failures to prevent breaches of our network security; the institution and outcome of litigation and other legal proceedings against us or to which we become subject; changes in federal tax law or policy; the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations, and their application by our regulators; governmental monetary and fiscal policies; increases in our capital requirements; and other risks identified in Spirit’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 15, 2019, its Quarterly Report on Form 10-Q for the periods ended March 31, 2019, June 30, 2019, and September 30, 2019 filed with the SEC on May 10, 2019, August 9, 2019, and November 8, 2019, respectively, and its other filings with the SEC.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward-looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contacts:	Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
(713) 529-6600
STXB@dennardlascar.com

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
	(Dollars in thousands, except per share data)
Interest income:

Interest and fees on loans	$25,160	$23,064	$22,204	$17,118	$15,817
Interest and dividends on investment securities	997	1,143	1,302	1,182	897
Other interest income	918	794	794	584	208

Total interest income	27,075	25,001	24,300	18,884	16,922

Interest expense:

Interest on deposits	4,434	4,097	3,938	3,071	2,613
Interest on FHLB advances and other borrowings	416	425	611	378	447

Total interest expense	4,850	4,522	4,549	3,449	3,060

Net interest income	22,225	20,479	19,751	15,435	13,862
Provision for loan losses	775	900	332	849	700

Net interest income after provision for loan losses	21,450	19,579	19,419	14,586	13,162

Noninterest income:

Service charges and fees	1,146	866	969	729	649
SBA loan servicing fees	391	234	40	264	1,026
Mortgage referral fees	232	173	198	110	97
Gain on sales of loans, net	675	1,151	1,384	804	1,236
Gain (loss) on sales of investment securities	2,448	—	1,053	1,081	—
Other noninterest income	162	257	131	69	23

Total noninterest income	5,054	2,681	3,775	3,057	3,031

Noninterest expense:
Salaries and employee benefits	10,684	9,502	8,765	7,124	7,988
Occupancy and equipment expenses	2,222	1,710	1,690	1,262	1,479
Professional services	1,200	791	1,022	1,041	1,806
Data processing and network	936	884	731	485	340
Regulatory assessments and insurance	265	(256)	315	98	307
Amortization of intangibles	1,006	1,015	1,006	603	390
Advertising	225	134	167	97	81
Marketing	131	136	132	139	154
Telephone expense	226	289	338	140	82
Conversion expense	180	314	453	1,151	160
Other operating expenses	1,584	1,037	1,206	864	789

Total noninterest expense	18,659	15,556	15,825	13,004	13,576

Income before income tax expense	7,845	6,704	7,369	4,639	2,617
Income tax expense	1,676	1,374	1,542	829	104

Net income	$6,169	$5,330	$5,827	$3,810	$2,513

Earnings per common share:
Basic	$0.35	$0.35	$0.42	$0.31	$0.23
Diluted	$0.35	$0.34	$0.41	$0.30	$0.22

Weighted average common shares outstanding:
Basic	17,434,954	15,370,480	13,765,929	12,152,558	10,994,467
Diluted	17,830,538	15,771,249	14,236,244	12,607,445	11,450,552

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Unaudited)

	As of
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
	(Dollars in thousands)
Assets:
Cash and due from banks	$32,490	$28,822	$26,150	$19,397	$22,664
Interest-bearing deposits in other banks	293,467	122,721	137,008	103,265	66,351

Total cash and cash equivalents	325,957	151,543	163,158	122,662	89,015

Time deposits in other banks	490	1,225	1,225	—	—
Investment securities:
Available for sale securities, at fair value	96,937	166,669	171,058	131,068	179,461

Total investment securities	96,937	166,669	171,058	131,068	179,461

Loans held for sale	3,989	2,784	2,583	6,300	3,945
Loans:
Loans held for investment	1,767,182	1,487,602	1,418,211	1,125,855	1,102,808
Less: allowance for loan and lease losses	(6,737)	(6,565)	(6,277)	(6,569)	(6,286)

Loans, net	1,760,445	1,481,037	1,411,934	1,119,286	1,096,522

Premises and equipment, net	75,150	65,144	62,815	55,237	53,877
Accrued interest receivable	6,507	6,319	7,039	4,849	4,934
Other real estate owned and repossessed assets	3,653	1,042	1,324	518	782
Goodwill	68,324	43,086	43,889	18,253	18,253
Core deposit intangible	11,472	11,628	12,583	7,954	8,558
SBA servicing asset	3,355	3,548	3,570	3,747	3,965
Deferred tax asset, net	—	—	48	—	328
Bank-owned life insurance	15,610	15,521	15,432	7,442	7,401
Federal Home Loan Bank and other bank stock, at cost	8,310	6,233	6,190	5,264	5,304
Other assets	4,603	4,005	4,485	4,464	4,276

Total assets	$2,384,802	$1,959,784	$1,907,333	$1,487,044	$1,476,621

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Transaction accounts:
Noninterest-bearing	$444,822	$366,209	$367,892	$258,440	$256,784
Interest-bearing	803,557	593,064	569,839	363,326	378,822

Total transaction accounts	1,248,379	959,273	937,731	621,766	635,606
Time deposits	679,747	625,940	632,873	581,486	547,042

Total deposits	1,928,126	1,585,213	1,570,604	1,203,252	1,182,648
Accrued interest payable	1,219	1,002	1,134	737	702
Short-term borrowings	—	—	—	—	12,500
Long-term borrowings	105,140	74,165	89,398	75,536	77,784
Deferred tax liability, net	852	215	—	449	—
Other liabilities	3,760	2,451	2,087	3,094	4,191

Total liabilities	2,039,097	1,663,046	1,663,223	1,283,068	1,277,825

Stockholders’ Equity:
Common stock	297,188	251,875	204,974	171,159	169,939
Retained earnings	48,139	41,970	36,640	30,813	27,003
Accumulated other comprehensive income (loss)	667	3,091	2,496	2,004	1,854
Treasury stock	(289)	(198)	—	—	—

Total stockholders’ equity	345,705	296,738	244,110	203,976	198,796

Total liabilities and stockholders’ equity	$2,384,802	$1,959,784	$1,907,333	$1,487,044	$1,476,621

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Loan Composition

(Unaudited)

	As of
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
	(Dollars in thousands)
Loans:
Commercial and industrial loans (1)	$282,949	$248,745	$197,774	$162,934	$173,892
Real estate:
1-4 single family residential loans	375,743	321,044	281,514	284,780	279,665
Construction, land and development loans	259,384	233,830	176,567	169,919	159,734
Commercial real estate loans (including multifamily)	753,812	597,415	671,900	423,900	403,800
Consumer loans and leases	22,769	17,663	20,745	21,631	24,378
Municipal and other loans	72,525	68,905	69,711	62,691	61,339

Total loans held in portfolio	$1,767,182	$1,487,602	$1,418,211	$1,125,855	$1,102,808

(1)

Balance includes $74.2 million, $78.7 million, $71.3 million, $73.5 million and $76.9 million of the unguaranteed portion of SBA loans as of December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019, and December 31, 2018, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Deposit Composition

(Unaudited)

	As of
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
	(Dollars in thousands)
Deposits:
Noninterest-bearing demand deposits	$444,822	$366,209	$367,892	$258,440	$256,784
Interest-bearing demand deposits	370,467	303,037	292,550	127,182	124,933
Interest-bearing NOW accounts	28,204	8,626	7,638	7,509	7,961
Savings and money market accounts	404,886	281,401	269,651	228,635	245,928
Time deposits	679,747	625,940	625,940	581,486	547,042

Total deposits	$1,928,126	$1,585,213	$1,563,671	$1,203,252	$1,182,648

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Average Balances and Yields

(Unaudited)

	Three Months Ended December 31,
	2019			2018
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$191,822	$854	1.77%	$19,828	$120	2.40%
Loans, including loans held for sale (2)	1,655,206	25,160	6.03%	1,045,628	15,817	6.00%
Investment securities and other	156,840	1,061	2.68%	133,669	985	2.92%

Total interest-earning assets	2,003,868	27,075	5.36%	1,199,125	16,922	5.60%

Noninterest-earning assets	196,873			84,889

Total assets	$2,200,741			$1,284,014

Interest-bearing liabilities:
Interest-bearing demand deposits	$334,819	$271	0.32%	$78,237	$100	0.51%
Interest-bearing NOW accounts	21,430	20	0.37%	8,521	3	0.15%
Savings and money market accounts	358,054	890	0.99%	221,937	368	0.66%
Time deposits	664,435	3,253	1.94%	487,811	2,142	1.74%
FHLB advances and other borrowings	79,174	416	2.08%	82,716	447	2.14%

Total interest-bearing liabilities	1,457,912	4,850	1.32%	879,222	3,060	1.38%

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	421,375			226,976
Other liabilities	3,795			3,281
Stockholders’ equity	317,659			174,535

Total liabilities and stockholders’ equity	$2,200,741			$1,284,014

Net interest rate spread			4.04%			4.22%

Net interest income and margin		$22,225	4.40%		$13,862	4.59%

Net interest income and margin (tax equivalent)(3)		$22,352	4.43%		$14,076	4.62%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.
(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended December 31, 2019 and 2018, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Average Balances and Yields

(Unaudited)

	Three Months Ended
	December 31, 2019			September 30, 2019
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	191,822	$854	1.77%	$135,460	$750	2.20%
Loans, including loans held for sale (2)	1,655,206	25,160	6.03%	1,458,603	23,064	6.27%
Investment securities and other	156,840	1,061	2.68%	175,369	1,187	2.69%

Total interest-earning assets	2,003,868	27,075	5.36%	1,769,432	25,001	5.61%

Noninterest-earning assets	196,873			150,139

Total assets	$2,200,741			$1,919,571

Interest-bearing liabilities:
Interest-bearing demand deposits	$334,819	$271	0.32%	$285,306	$349	0.49%
Interest-bearing NOW accounts	21,430	20	0.37%	7,846	3	0.15%
Savings and money market accounts	358,054	890	0.99%	273,662	579	0.84%
Time deposits	664,435	3,253	1.94%	630,969	3,166	1.99%
FHLB advances and other borrowings	79,174	416	2.08%	65,358	425	2.58%

Total interest-bearing liabilities	1,457,912	4,850	1.32%	1,263,141	4,522	1.42%

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	421,375			380,997
Other liabilities	3,795			4,232
Stockholders’ equity	317,659			271,201

Total liabilities and stockholders’ equity	$2,200,741			$1,919,571

Net interest rate spread			4.04%			4.19%

Net interest income and margin		$22,225	4.40%		$20,479	4.59%

Net interest income and margin (tax equivalent)(3)		$22,352	4.43%		$20,632	4.63%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.
(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended December 31, 2019 and September 30, 2019, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share

(Unaudited)

	As of or for the Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
	(Dollars in thousands, except per share data)
Basic and diluted earnings per share - GAAP basis:
Net income available to common stockholders	$6,169	$5,330	$5,827	$3,810	$2,513

Weighted average number of common shares - basic	17,434,954	15,370,480	13,765,929	12,152,558	10,994,467
Weighted average number of common shares - diluted	17,830,538	15,771,249	14,236,244	12,607,445	11,450,552
Basic earnings per common share	$0.35	$0.35	$0.42	$0.31	$0.23

Diluted earnings per common share	$0.35	$0.34	$0.41	$0.30	$0.22

Basic and diluted earnings per share - Non-GAAP basis:
Net income	$6,169	$5,330	$5,827	$3,810	$2,513
Pre-tax adjustments:
Noninterest income
Gain on sale of investment securities	(2,448)	—	(1,053)	(1,081)	—
Noninterest expense
Merger related expenses	821	1,094	1,165	1,778	1,447
Taxes:
Tax effect of adjustments	467	(193)	53	(146)	(149)

Adjusted net income	$5,009	$6,231	$5,992	$4,361	$3,811

Weighted average number of common shares - basic	17,434,954	15,370,480	13,765,929	12,152,558	10,994,467
Weighted average number of common shares - diluted	17,830,538	15,771,249	14,236,244	12,607,445	11,450,552
Basic earnings per common share - Non-GAAP basis	$0.29	$0.41	$0.44	$0.36	$0.35

Diluted earnings per common share - Non-GAAP basis	$0.28	$0.40	$0.42	$0.35	$0.33

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Net Interest Margin on a Fully Taxable Equivalent Basis

(Unaudited)

	As of or for the Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
	(Dollars in thousands, except per share data)
Net interest margin - GAAP basis:
Net interest income	$22,225	$20,479	$19,751	$15,435	$13,862
Average interest-earning assets	2,003,868	1,769,432	1,716,799	1,346,104	1,199,125
Net interest margin	4.40%	4.59%	4.61%	4.65%	4.59%
Net interest margin - Non-GAAP basis:
Net interest income	$22,225	$20,479	$19,751	$15,435	$13,862
Plus:
Impact of fully taxable equivalent adjustment	127	153	112	138	114

Net interest income on a fully taxable equivalent basis	$22,352	$20,632	$19,863	$15,573	$13,976

Average interest-earning assets	2,003,868	1,769,432	1,716,799	1,346,104	1,199,125
Net interest margin on a fully taxable equivalent basis - Non-GAAP basis	4.43%	4.63%	4.64%	4.69%	4.62%

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Tangible Book Value Per Share

(Unaudited)

	As of
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
	(Dollars in thousands, except per share data)
Total stockholders’ equity	$345,705	$296,738	$244,110	$203,976	$198,796
Less:
Goodwill and other intangible assets	79,796	54,714	56,472	26,207	26,811

Tangible stockholders’ equity	$265,909	$242,024	$187,638	$177,769	$171,985

Shares outstanding	18,258,222	16,121,479	13,790,332	12,195,891	12,103,753
Book value per share	$18.93	$18.41	$17.70	$16.72	$16.42
Less:
Goodwill and other intangible assets per share	4.37	3.40	4.09	2.14	2.21

Tangible book value per share	$14.56	$15.01	$13.61	$14.58	$14.21

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Tangible Equity to Tangible Assets

(Unaudited)

	As of
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
	(Dollars in thousands)
Total stockholders’ equity to total assets - GAAP basis:
Total stockholders’ equity (numerator)	$345,705	$296,738	$244,110	$203,976	$198,796
Total assets (denominator)	2,384,802	1,959,784	1,907,333	1,487,044	1,476,621
Total stockholders’ equity to total assets	14.50%	15.14%	12.80%	13.72%	13.46%
Tangible equity to tangible assets - Non-GAAP basis:
Tangible equity:
Total stockholders’ equity	$345,705	$296,738	$244,110	$203,976	$198,796
Less:
Goodwill and other intangible assets	79,796	54,714	56,472	26,207	26,811

Total tangible common equity (numerator)	$265,909	$242,024	$187,638	$177,769	$171,985

Tangible assets:
Total assets	2,384,802	1,959,784	1,907,333	1,487,044	1,476,621
Less:
Goodwill and other intangible assets	79,796	54,714	56,472	26,207	26,811

Total tangible assets (denominator)	$2,305,006	$1,905,070	$1,850,861	$1,460,837	$1,449,810

Tangible equity to tangible assets	11.54%	12.70%	10.14%	12.17%	11.86%